EXHIBIT 10.1

AGREEMENT

This Agreement is entered into on the 21st day of January, 2011, by and between Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”) and 10X Fund, L.P., a Delaware limited partnership (the “Investor”).

WHEREAS, the Investor pursuant to a Securities Purchase Agreement dated February 12, 2009, as amended (the “Securities Purchase Agreement”) is the holder of 3,000,000 shares of Series B-1 and B-2 Convertible Preferred Stock (collectively, the “Series B Preferred Stock”) of the Company, Class A-1 Warrants (the “Class A-1 Warrants”), Class A-2 Warrants (the “Class A-2 Warrants”), and Class B Warrants (the “Class B Warrants” and with the Class A-1 Warrants and the Class A-2 Warrants, the “Warrants”), as well as shares of Common Stock of the Company that have been issued as dividends on the Series B Preferred Stock;

WHEREAS, the terms of the Series B Preferred Stock are set forth in a Certificate of Designation of Preferences, Rights and Limitations for the Series B-1 and Series B-2 Convertible Preferred Stock (the “Certificate of Designation”) dated February 12, 2009, as amended by amendments dated on or about August 12, 2009, February 17, 2010 and August 12, 2010;

WHEREAS, the Company and the Investor have agreed to amend and restate the Certificate of Designation and amend the Warrants on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendments to Certificate of Designation. The Company and the Investor hereby agree to amend and restate the Certificate of Designation in the following manner, as more fully set forth in Exhibit A hereto:

(a)	To delete the Company’s right to convert the Series B Preferred Stock to Common Stock under certain conditions, as set forth in Section 5(c) of the Certificate of Designations;

(b)	To extend the Series B-1 Redemption Date and the Series B-2 Redemption Date from July 15, 2011 to be the earlier of (i) February 12, 2019, or (ii) the date of issuance of a promissory note to David Platt, Ph.D. pursuant to Paragraph 3(f) of the Separation Agreement between the Company and Dr. Platt dated February 9, 2009; and

(c)	To provide that the Company may pay dividends on the Series B Preferred Stock on the terms set forth in the original Certificate of Designation beginning with the dividend date due September 30, 2011.

(d)	To provide that any shares of Series B Preferred Stock that are presented for transfer by the Investor (including to its partners) shall be deemed converted into Common Stock on such date.

The Company shall file the amended and restated Certificate of Designation in the form set forth as Exhibit A hereto.

2. Amendment to Class B Warrants. The Company and the Investor hereby agree to amend one-half (1/2) of the Class B Warrants to provide that they may be exercised on a cash-less basis by adding the following language to the end of Paragraph 2.2(a)(iv) to such Class B Warrants:

“Alternatively, this Warrant may be exercised by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the average of the high and low trading prices per share of Common Stock on the Trading Day preceding the date of such election;

(B) = the Exercise Price of the Warrants; and

(X) = the number of shares issuable upon exercise of the Warrants in accordance with the terms of this Warrant.”

The Class B Warrants that are amended as described above shall thereafter be named “Class B-1 Warrants,” and the Class B Warrants that are not amended shall continue to be named “Class B Warrants.” To the extent that Class B Warrants were issued at different dates in an Initial Closing or Subsequent Closing (as such terms are defined in the Securities Purchase Agreement), one-half (1/2) of the Class B Warrants issued at each issuance date shall be amended to be Class B-1 Warrants and one-half (1/2) shall remain Class B Warrants. One-half (1/2) of all outstanding Class B Warrants issued in the Initial Closing and in each Subsequent Closing are hereby deemed amended to add the above language at the end of Paragraph 2.2(a)(iv) thereof, and any certificates for Class B-1 Warrants that are thereafter reissued for any reason shall be reissued on the form attached hereto as Exhibit B.

3. Amendment to Class A-1 and A-2 Warrants. The Company and the Investor hereby agree to amend the Class A-1 and A-2 Warrants to change Paragraph 2.6 of the Class A-1 and A-2 Warrant certificates to provide that the Termination Date will occur ninety (90) days after a Termination Notice is sent. All outstanding Class A-1 and A-2 Warrants are hereby deemed amended to add change “thirty (30)” to “ninety (90)” in Paragraph 2.6 thereof, and any certificates for Class A-1 or A-2 Warrants that are thereafter reissued for any reason shall be reissued on the forms attached hereto as Exhibits C and D.

4. Amendment to Investor Documents. The Investor hereby represents and warrants that it has, after obtaining all necessary approvals of its partners, amended its limited partnership agreement to provide that it has the right to bar withdrawals by its limited partners until at least May 12, 2016, provided that it has in place a quarterly liquidity program administered by its general partner in which limited partners are entitled to participate in sales of the Company’s common stock owned by the Investor on a quarterly basis.

5. Mutual Representations and Warranties. Each party represents and warrants to the other as follows:

(a)	Authorization. Each party has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and all documents attached hereto as Exhibits and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the respective party and no further action is required by the party or its directors, partners or stockholders, as applicable. This Agreement and all documents attached hereto as Exhibits have been (or upon delivery will have been) duly executed by the party and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the party enforceable against the party in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)

No Conflicts. The execution, delivery and performance of this Agreement and all documents attached hereto as Exhibits by the party do not and will not (i) conflict with or violate any provision of the party’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the party or its subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the party or a subsidiary thereof) or other understanding to which the party or its subsidiary is a party or by which any property or asset of the party or its subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the party or its subsidiary is subject

(including federal and state securities laws and regulations), or by which any property or asset of the party or its subsidiary is bound or affected.

(c)	Valid, Binding and Enforceable. This Agreement hereto constitutes (and the Exhibits attached hereto will, when executed and delivered, constitute) the legal, valid and binding obligation of the party, enforceable in accordance with their terms, except as limited by bankruptcy or other any applicable federal, state, municipal or local statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated applicable generally to creditor’s rights and as limited by general equitable principles.

6. Waiver of Noncompliance with Series B Preferred Stock. To the extent the issue, sale and terms of the Company’ Series C Super Dividend Convertible Preferred Stock conflict with, or were not compliant with requirements of, the Certificate of Designation or the Securities Purchase Agreement, the Investor waives any rights and remedies it may have with respect to such conflict(s) or noncompliance.

7. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

8. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

9. Governing Law. This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PRO-PHARMACEUTICALS, INC., a Nevada corporation

By:	/S/ THEODORE D. ZUCCONI
Name:	Theodore D. Zucconi, Ph.D.
Title:	Chief Executive Officer and President

10X FUND, L.P., a Delaware limited partnership

By:	10X Capital Management, LLC, a Florida limited liability company, its General Partner

By:	/S/ ROD D. MARTIN
Name: Rod D. Martin
Title: Managing Member

EXHIBIT A

[Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock attached to this Current Report on Form 8-K as Exhibit 3.1]

EXHIBIT B

[form of Class B-1 Common Stock Purchase Warrant attached to this Current Report on Form 8-K as Exhibit 4.3]

EXHIBIT C

[form of Class A-1 Common Stock Purchase Warrant attached to this Current Report on Form 8-K as Exhibit 4.1]

EXHIBIT D

[form of Class A-2 Common Stock Purchase Warrant attached to this Current Report on Form 8-K as Exhibit 4.2]